Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 24, 2014, relating to the financial statements and financial highlights of Baron Asset Fund, Baron Growth Fund, Baron Small Cap Fund, Baron Opportunity Fund, Baron Fifth Avenue Growth Fund and Baron Discovery Fund, each a portfolio of Baron Investment Funds Trust, which report appears in the September 30, 2014 Annual Report to Shareholders of the Baron Investment Funds Trust, which annual report is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accountants” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopersLLP

PricewaterhouseCoopers LLP

New York, New York

January 28, 2015